Exhibit 10.20

October 22, 2013

Mr. Chip Paucek

SPECIAL PERFORMANCE-BONUS

Dear Chip:

As discussed on our call, at the recommendation of the Compensation Committee of the Board of Directors of 2U, Inc. (formerly 2tor, Inc.), a Delaware corporation (the “Company”), the full Board of Directors has approved the payment to you of a special, one-time performance-based bonus of $450,000.00  (the “Bonus”).

Notwithstanding the foregoing, (i) in the event you voluntarily resign as an employee of the Company on or prior to October 31, 2014, you will immediately repay the Company one hundred percent (100%) of the Bonus amount; and (ii) in the event you voluntarily resign as an employee of the Company after October 31, 2014 and on or prior to October 31, 2015, you will immediately repay the Company fifty percent (50%) of the Bonus amount.

This letter agreement represents our complete understanding and agreement with regard to the subject matter of this letter agreement, and supersedes all prior or contemporaneous agreements, written or oral, pertaining to this matter.  This letter agreement may be amended only by a writing signed by both parties.  This letter agreement will be governed by the laws of the state of Delaware, excluding its conflict of laws rules.

This letter agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

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Please confirm your agreement to the terms of this letter agreement by executing below.

Very truly yours,

2U, INC.

	By:	/s/ Paul Maeder
Paul Maeder
Chairman

AGREED AND ACCEPTED:

/s/ Christopher Paucek
Christopher Paucek